Exhibit 3.1

                           CERTIFICATE OF DESIGNATION

                                       OF

                        SERIES A JUNIOR PREFERRED STOCK

                                       OF

                                ACTIVISION, INC.

                    Pursuant to Section 151 of the Delaware

                            General Corporation Law

     I, Robert A. Kotick, the Chairman and Chief Executive Officer of Activision, Inc., a corporation organized and existing under the Delaware General Corporation Law (the "Company"), in accordance with the provisions of
Section 151 of such law, DO HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Company, as amended, the Board of Directors on July 26, 2005, adopted the following resolution:

     "RESOLVED, that, pursuant to Section 151(g) of the Delaware General Corporation Law and the authority vested in the Board of Directors of the Company in accordance with the provisions of ARTICLE FOURTH of the Amended and Restated Certificate of Incorporation of the Company, as amended, the total number of shares of Preferred Stock designated as Series A Junior Preferred Stock shall equal 2,000,000, and the powers, designations, preferences and relative, participating, optional or other special rights of the shares of such series and the qualifications, limitations and restrictions shall be as set forth in the description of the Series A Junior Preferred Stock in the Amended and Restated Certificate of Incorporation of the Company, as amended."
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     IN WITNESS WHEREOF, I have executed and subscribed this Certificate of
Designation and do affirm the foregoing as true under the penalties of perjury this 4th day of August, 2005.


                                               /s/ Robert A. Kotick
                                  ---------------------------------------------
                                  Name:  Robert A. Kotick
                                  Title: Chairman and Chief Executive Officer

ATTEST:

        /s/ George Rose
-----------------------------
Name:  George Rose
Title: Secretary